Description of performance bonus arrangement for executive officers for the fiscal year ending April 30, 1998 ("fiscal 1998"):

     The executive officers of the Company will be entitled to receive incentive bonus payments based on the Company's quarterly, year-to-date and full year earnings per share for fiscal 1998.

     If earnings per share for the first quarter of fiscal 1998 is at least $0.23, the executive officers would each earn 10% of their respective annual base salaries for fiscal 1998 ("fiscal 1998 base salaries"). If first quarter earnings per share is at least $0.28, they each would earn 20% of their respective fiscal 1998 base salaries.

     If after the first two quarters of fiscal 1998, earnings per share is at least $0.48, $0.59 or $0.70, each would receive 20%, 40% or 60% of their respective fiscal 1998 base salaries, less the incentive bonus earned for the first quarter of fiscal 1998.

     If earnings per share for the third quarter of fiscal 1998 is at least $0.27, the executive officers would each earn 10% of their respective fiscal 1998 base salaries. If third quarter earnings per share is at least $0.33, they each would earn 20% of their respective fiscal 1998 base salaries.

     If earnings per share for the full year of fiscal 1998 are at least $1.15, $1.40 or $1.65, each of the executive officers would earn 40%, 80% or 120% of their respective fiscal 1998 base salaries, less all incentive bonus amounts previously earned under this fiscal 1998 performance bonus arrangement. If full year earnings per share fall between the aforementioned benchmarks, the percentage of their respective fiscal 1998 base salaries used to calculate the full year annual incentive bonus shall be the prorated percentage between the applicable full year earnings per share targets.